Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, President and CFO
317-704-6000
BELL INDUSTRIES REPORTS FINANCIAL RESULTS
FOR 2009 SECOND QUARTER, SIX MONTHS
INDIANAPOLIS — August 14, 2009 — Bell Industries, Inc. (Pink Sheets: BLLI) today reported financial results for its second quarter and six months ended June 30, 2009.
Revenues from continuing operations for the 2009 second quarter were $27.5 million, up 5.2% from $26.1 million a year ago, with a $2.3 million increase in revenues related to the company’s Bell Techlogix’s business partially offset by a $0.9 million decrease in revenues related to its Recreational Products Group. The company had income from continuing operations of $216,000, or $0.49 per basic share for the 2009 second quarter. This reflects a significant improvement over the prior-year second quarter loss from continuing operations of $1.4 million, or $3.30 per share. In the second quarter of 2008, the company also had a loss from discontinued operations of $3.4 million, or $7.81 per share, resulting in a net loss for the prior year second quarter of $4.8 million, or $11.11 per share.
The company announced in February 2008 that it completed the sale of SkyTel’s automated vehicle location business to SkyGuard LLC for $7.0 million. On June 13, 2008, the company completed the sale of the remainder of the SkyTel business to Velocita Wireless, LLC (“Velocita”) for total consideration of $7.5 million. Subsequent to the closing, Velocita agreed to pay the company additional consideration in the form of a working capital adjustment in the amount of $1.5 million. As a result of these transactions, the SkyTel division has been reflected as a discontinued operation in the company’s results of operations for the three and six month periods ended June 30, 2009 and 2008.
For the first half of 2009, revenues from continuing operations were $45.9 million, down 6.9% from $49.2 million a year ago, with the entire decrease in revenues related to the company’s Recreational Products Group. The company incurred a loss from continuing operations of $1.7 million, or $3.82 per share, for the year-to-date period. This reflects an improvement over the loss from continuing operations of $2.1 million, or $4.87 per share, for the first half of 2008. In the first half of 2008, the company also had a loss from discontinued operations of $1.9 million, or $4.30 per share, resulting in a net loss for the first six months of 2008 of $3.9 million, or $9.17 per share.
The Bell Techlogix business posted revenues of $16.5 million for the 2009 second quarter, compared with $14.2 million in the 2008 second quarter. This increase was due primarily to hardware and software sales into the K-12 and higher education markets. Operating income for the 2009 second quarter amounted to $438,000, increasing by approximately $404,000 over the prior-year second quarter. This increase was attributed to an increase of gross profit primarily related to higher product revenues and a contract termination fee and a decrease in selling, general and administrative (“SG&A”) expenses due primarily to reductions in salaries and wages and shipping costs.
The company’s Recreational Products Group reported revenues of $11.0 million for the 2009 second quarter, compared with $11.9 million in the 2008 second quarter. The company attributed the decrease in revenues primarily to lower sales in the recreational vehicle and marine product lines resulting from a continued decline in consumer spending at dealers. The operating income of $1.0 million for the second quarter of 2009 represented a $314,000 increase from the operating income of $688,000 for the second quarter of 2008. Although revenues were down year-over year, there was a 230 basis point improvement in gross profit margins and SG&A expenses decreased from $2.6 million for the 2008 second quarter to $2.3 million for the 2009 second quarter due to reductions in headcount, freight and facility costs.
“We are pleased that both of our operating units generated operating income for the quarter on improved results versus the 2008 second quarter, and the fact that our consolidated results for the quarter generated $216,000 of net income” said Kevin J. Thimjon, president and chief financial officer of Bell Industries. “We continue to closely manage our costs and make investments in our businesses where we see the best opportunities for profitable growth.”
Bell’s corporate costs for the 2009 second quarter totaled $939,000, an increase of approximately $164,000 from the $775,000 for the 2008 second quarter. The 2008 second quarter results benefited from a $200,000 favorable legal settlement.

About Bell Industries, Inc.
Bell Industries is comprised of two operating units, Bell Techlogix and the Recreational Products Group. Bell Techlogix is a provider of integrated technology product and service solutions for organizations throughout the United States. The Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to closely managing costs and making investments in our business where we see the best opportunities for profitable growth, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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(Tables Follow)

Bell Industries, Inc.
Consolidated Condensed Statements of Operations
(Unaudited, in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenues:
Products	$21,190	$19,569	$33,691	$35,299
Services	6,334	6,585	12,160	13,943

Total net revenues	27,524	26,154	45,851	49,242

Costs and expenses:
Cost of products sold	16,959	15,513	27,174	28,273
Cost of services provided	4,421	4,747	8,818	9,686
Selling, general and administrative expenses	5,643	5,947	11,025	11,861
Interest expense, net	290	307	498	446
Loss on extinguishment of debt	—	1,053	—	1,053

Total costs and expenses	27,313	27,567	47,515	51,319

Income (loss) from continuing operations before provision for (benefit from) income taxes	211	(1,413)	(1,664)	(2,077)
Provision for (benefit from) income taxes	(5)	17	(7)	33

Income (loss) from continuing operations	216	(1,430)	(1,657)	(2,110)

Loss from discontinued operations, net of tax	—	(3,381)	—	(1,862)

Net income (loss)	$216	$(4,811)	$(1,657)	$(3,972)

Share and per share data
Basic:
Income (loss) from continuing operations	$0.49	$(3.30)	$(3.82)	$(4.87)
Loss from discontinued operations	—	(7.81)	—	(4.30)

Net income (loss)	$0.49	$(11.11)	$(3.82)	$(9.17)

Weighted average common shares outstanding	433	433	433	433

Diluted
Income (loss) from continuing operations	$0.06	$(3.30)	$(3.82)	$(4.87)
Loss from discontinued operations	—	(7.81)	—	(4.30)

Net income (loss)	$0.06	$(11.11)	$(3.82)	$(9.17)

Weighted average common shares outstanding	3,308	433	433	433

OPERATING RESULTS BY BUSINESS SEGMENT

Net revenues:
Bell Techlogix
Products	$10,182	$7,641	$15,336	$13,480
Services	6,334	6,585	12,160	13,943

Total Bell Techlogix	16,516	14,226	27,496	27,423
Recreational Products Group	11,008	11,928	18,355	21,819

Total net revenues	$27,524	$26,154	$45,851	$49,242

Operating income (loss):
Bell Techlogix	$438	$34	$(151)	$458
Recreational Products Group	1,002	688	830	876
Corporate costs	(939)	(775)	(1,845)	(1,912)

Total operating income (loss)	501	(53)	(1,166)	(578)
Loss on extinguishment of debt	—	1,053	—	1,053
Interest expense, net	290	307	498	446

Income (loss) from continuing operations before income taxes	$211	$(1,413)	$(1,664)	$(2,077)

Bell Industries, Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$39	$3,233
Accounts receivable, net	12,688	8,096
Inventories, net	7,545	8,770
Notes receivable	1,000	3,000
Prepaid expenses and other current assets	1,259	1,819

Total current assets	22,531	24,918

Fixed assets, net	1,094	1,475
Other assets	971	867

Total assets	$24,596	$27,260

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Floor plan payables	$—	$291
Revolving credit facility	461	—
Accounts payable	6,461	7,189
Accrued payroll	1,577	1,462
Other accrued liabilities	3,277	3,671

Total current liabilities	11,776	12,613

Convertible note	11,091	10,840
Other long-term liabilities	3,606	4,063

Total liabilities	26,473	27,516

Shareholders’ deficit	(1,877)	(256)

Total liabilities and shareholders’ deficit	$24,596	$27,260